Exhibit 10.11

Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ***.

A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Baidu KA Online Promotion Service Framework Contract

Contract No.:
Party A: Beijing Ronglian Shiji Information Technology Co., Ltd.	Party B: Beijing Wushuang Technology Co., Ltd.
Legal representative: Ye Daqing	Legal representative: Yang Yuhang
Domicile: 21/F, Internet Finance Center, Danleng Street, Haidian District, Beijing	Correspondence address: 2/F, Tower A, Hainan Airline Plaza, 2B East 3rd Ring North Road, Chaoyang District, Beijing
Attn: Ye Daqing	Attn: Feng Tianfang
Email: dy@rong360.com	Email: tf@agrant.cn

The Parties conclude the contract below with respect to online promotion by Party A on Party B’s website and/or other sites as agreed by the parties through amicable negotiation following the principles of equality and mutual benefit, in accordance with Contract Law and other regulations, with a view to jointly adhering thereto. Cooperation details will be agreed as per the Cooperation contracts under this framework executed by the parties on a case-by-case basis.

I. Purpose of the contract

1. The Parties agree by signing the framework contract and Party A represents that the target spending amount shall be no lower than the amount provided in the contract within the duration of the framework and shall adhere to the series of requirements hereof within the framework duration, and Party B shall offer Party A certain concessional rebates based on applicable rules.

2. Party A shall not complete the framework targets in joint with other entities.

3. Party A shall not change the industries of promotion without permission.

4. All websites promoted by Party A shall be legal sites.

II. Definitions

1. Baidu promotion service: refers to the promotional services Baidu has launched and plan to launch whereby Party A’s website information will be displayed on the designated location on the pages of baidu.com and Baidu Wap site, affiliate websites or APPs to which Baidu provide technical support, and other related derivative services.

2. Material: refers to the information provided to Party B by Party A for display purposes at Baidu product promotion spots. Material is an collective designation including the pattern, content of material and the target web page redirected to upon clicking.

3. Framework contract: refers to all terms and conditions including Baidu KA Online Promotion Services Framework Contract, General Provisions of Baidu KA Online Promotion Service, and Framework Undertaking Letter.

4. Framework target balance: refers to the cash balance to be spent as agreed by Party A when signing the framework contract, and the balance shall occur within the framework period and when spending on Baidu products can be incorporated into the framework.

5. Client type: consists of entity clients and platform clients.

6. Platform client: if Party A promotes both brands owned by itself and third-party’s  (non-individual) clients, products and services, it is a platform client. All websites within the framework shall promote one platform only; if and when all websites within the framework promote two or more platforms, Party A must promote all of its platforms (the trademark registration of such platforms must be owned by Party A).

7. Entity client: entity clients take two forms: 1) all websites within the framework promote one product or service only; 2) if and when all websites within the framework promote two or more products or services, Party A must promote all of its products or services (Party A shall have ownership over the trademark registration certificate of the brands corresponding such products or services).

8. Client industry: Party B shall identify the industry of the contents in the website promoted by Party A based on the industry classification standards developed by Baidu and the parties shall reach agreement thereof in the contract.

III. Cooperation details

1. Party A warrants to perform all and applicable contract obligations in strict accordance with the framework contract, General Provisions of Baidu KA Online

Promotion Services and Party B and media’s promotion requirements.

2. Party B shall provide Party A with Baidu promotion services in accordance with the agreements of individual contracts or advertising execution orders under this framework contract.

3. Cash spending on the following products within the framework period can be counted towards the balance of framework target: PheonixNest  (PC+wireless), web alliance, DSP placement service  (agreement-bidding), brand zone, brand Hua Biao, knowledge marketing-CPT&CPC, mobile APP promotion, Hao123; for new products, Baidu’s specific product registration policies will apply and clarification shall be required if non-standard products are to be counted towards framework; for any discrepancy between this contract and the products not covered by existing policies and framework inclusion requirements and specific product policies, Baidu’s specific product policy shall prevail.

4. Party A has the right to choose new launches by Baidu within the term of the framework contract. Party B shall confirm based on Baidu’s new product policy if the new products are to be counted into framework target balance and if eligible for rebates. Within the term of the framework contract, cash spending on new products not counted towards the framework balance shall not be eligible for framework rebates, nor shall rebates be offered retrospectively.

5. Party A is obligated to adhere to Baidu KA Online Promotion Service Framework Contract, and General Provisions of Baidu KA Online Promotion Services, Framework Undertaking Letter and Baidu’s promotion rules and policies. In the event of Party A’s violation of the foregoing, Party B shall have the right, at the request of Baidu, to take one or more of the following measures: 1) not to include the entire spending of Party A’s corresponding account during the default in the total balance of framework placement; 2) suspend the promotion of all accounts under the framework until all accounts are revised and comply with the promotional requirements; 3) terminate this framework contract and Party A shall return all granted rebates or discounts within five business days from the termination hereof; or 4) not to return the deposit paid.

6. Party A shall not revise the framework within one month prior to the expiry of the framework term; if and when Party A wishes to reduce the framework target balance, one revision is allowed within a framework period and Baidu’s specific policies shall apply.

7. Before entering this framework contract, Party A shall ensure it is not in debt to Party B over any payments. Otherwise, regardless of what grounds or legal relationships such debt is arising out of, Party B and Baidu shall both have the right to deduct the debts owed and interest from Party A’s promotion account cash balance and paid deposits, and Party A shall return any deficit amount in cash within the timeframe set by Party B and Baidu, or Party B shall be entitled to unilateral termination of the framework and to request Party A to return previous debts and debt incurred on termination hereof.

8. Party A’s client type is platform client.

Client type (platform or entity) is determined as per the standards developed by Baidu; Party A shall not change the brand and promotional format promoted on the landing page. In the event of any changes, Party B shall have the right to re-classify client type and to terminate the contract or re-define concessional rebates and require Party A to return any excess concessions received.

9. Party A shall choose the industry of all promotional websites based on the industry classification standards developed by Baidu. Party A shall not change the promotion industry without permission and Party B shall offer varying concessional rebates as per Party A’s industry. In the event of Party B’s discovery of Party A changing the promotion industry without permission, Party B shall be entitled to re-defining concessional rebate policies and requesting Party A to return any excess concessions received.

10. Before signing the framework contract, Party A shall inform Party B truthfully of any previous accounts opened with Baidu by Party A and all affiliates of Party A.

IV. Framework target balance and deposit

1.              Framework target balance

The “framework target balance” of Party A within the term of this framework contract shall be no lower than CNY ***.

2. Deposit

2.1 Deposit calculation standard and terms of payment

1)  Party A must, upon this framework contract taking effect, pay to Party B ***% of the “framework target balance” contemplated in the foregoing provision, i.e., *** as deposit. Method of deposit payment: by wire transfer within three business days from this framework contract coming into effect.

2) Before Party A paying the deposit, Party B shall have the right to suspend performance of the individual advertisement executions hereunder (including coordinating mediums under Party B’s affiliates for suspension of release) until

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

payment.

2.2 Return and deduction of deposit

In the event of Party A’s early termination hereof or the expiry of the term hereof or Party A’s termination of Baidu promotion services, and Party A meets the “framework target balance” as promised, the deposit shall be refunded to Party A within five business days from Party B’s receipt of the deposit returned from Baidu;

In the event of Party A’s early termination hereof or the expiry of the term hereof or Party A’s termination of Baidu promotion services, and Party A fails to meet the “framework target balance” as promised, the deposit shall be not refunded to Party A or used to offset advertising payment. For any excessive concessions received by Party A during the term of the Contract, the final amount and terms of deductions/punishments shall be subject to applicable media policies.

In the event of Party A’s violation of the provisions of this Framework Contract, General Provisions of Baidu KA Online Promotion Services, Framework Undertaking Letter and Baidu’s promotion policies within the term hereof, the deposit shall not be refunded.

V. Framework concessions

1. Framework rebates

Scope of products in which Party A is entitled to framework rebates: PhoenixNest  (PC + wireless), knowledge marketing-CPC, web alliance, DSP placement service-bidding deals, mobile APP promotion-CPA; Baidu’s media policies apply.

Subject to Party A’s performing the promised framework target balance, Party B shall offer Party A rebates of ***% for products for which Party A is eligible for rebates  (except for products distributed with Baidu manual assistance). For products distributed with Baidu manual assistance under Party A’s framework, Party B shall offer Party A rebates of ***%.

2.              Rebates

In the event of Party A’s early termination hereof or the expiry of the term hereof or Party A’s termination of Baidu promotion services, and Party A fails to meet the “framework target balance” as promised, Party A shall pay to Party B any excessive framework rebates and discount received, which shall be re-calculated based on Baidu’s framework policy; if the framework deposit is insufficient to cover the excessive framework rebates and discounts received, Party A shall make up for the difference in cash. For any late payment, a penalty at 0.5% of the amount overdue per

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

day shall be payable to Party B. Party A shall be held liable for non-payment over 10 business days. If the excessive framework rebates and discounts received by Party A are not returned, no Baidu concessions shall be granted.

3.              Valid term of concessions

The term of validity shall be from the day of receipt of any framework rebates to which the parties are entitled under the framework till the date on which the framework ends and for placing products eligible for framework rebates only. On expiry of the framework, any unused rebates shall be cancelled.

VI. Promotion requirements

1. Definition of landing page: the first page the customer is redirected to from the results links displayed in Baidu advertisements when using Baidu’s promotion services;

2. Form and requirements of promoting website landing page for platform clients:

2.1 Compliance pages: including the front page or classification pages of platform websites where the platform logo, platform site name, contact details must be displayed and the quantity of unrepeated products or services on the page shall not be lower than 20  (inclusive) and the dimensions of display of varying products or services shall be comparable; third-party contents shall include brief introductions only and shall not include contact details of such third party  (including, without limitation, telephone number, QQ, Business Link, Business Bridge and other communication instruments) and contact windows.

1)             The format of Party A’s landing page shall be limited to indexes, lists or a brief introduction only and no featured introductions on any one or more products or services shall appear in the landing page. The format of landing page shall be limited to the following only:

No product introduction shall appear (other than indexed directory)
Product A (brief intro.)	Product B (brief intro.)	Product C (brief intro.)	Product D (brief intro.)
Product E (brief intro.)	Product F (brief intro.)	Product G (brief intro.)	Product H (brief intro.)
Product I (brief intro.)	Product J (brief intro.)	Product K (brief intro.)	Product L (brief intro.)
Product M (brief intro.)	Product N (brief intro.)	Product 0 (brief intro.)	Product P (brief intro.)
Product Q (brief intro.)	Product R (brief intro.)	Product S (brief intro.)	Product T (brief intro.)
No product introduction shall appear (other than indexed directory) and brief introduction shall not include contact details, addresses and product details

2)             Introduction to all products or services on Party A’s landing page shall be displayed in a form of uniform dimensions and the color and font of text and size of images shall be consistent. Party A shall not highlight any one product or service in any way. Except for texts in the indexed directory, no product or service introduction shall appear at the top and bottom of the page.

3) If and when Party A’s landing page is unable to comply with the foregoing provisions, Party A shall provide the trademark registration certificates of all products or services involved in the page and Party A shall be the owner of such certificates.

2.2 Compliance direct promotion page: platform logo and platform site name shall be displayed in fonts larger than in other sections of the page at a prominent location of the page (usually top left corner) and only one telephone number or means of communication can exist in the direct promotion page and such telephone number and means of communication must be consistent with those displayed in any other direct promotion page. If such telephone number is a 400 or 800 service number, no extension number shall be given and the persons answering the call must be service staff at Party A’s platform: no contact details of third-party clients shall appear on the direct promotion page (including, without limitation, telephone number, QQ, Business Link, Business Bridge and other communication instruments) and contact windows.

2.3 Platform clients whose landing page does not comply with the requirements of Sections 2.1 and 2.2 shall be prohibited from signing any form of framework contracts.

3. Form and requirements of promotion of website landing page for entity clients: Party A shall promote one product or service only and if any one landing page of Party A’s is used to promote more than 2 (inclusive) products or services, Party A shall provide brand trademark registration certificate issued by trademark bureau of state administration of industry and commerce of the corresponding product or service (Party A must be the owner of trademark registration certificates for the brand corresponding to such product or service).

4. If Party B or Baidu discovers that Party A’s client operates in the health supplement industry and promotes the product via platform, Party B shall have the right to terminate this Contract.

5. Party A shall not revise substantial contents of the page or change its primary business after promotion is launched.

6. Party A shall properly maintain its website and ensure regular operation of the site. Party A shall be held solely responsible for failure to launch the promotion due to attack against the website server or other technical reasons.

7. In the event of Party A’s violation of the provisions of Sections 1, 2, 3, 4, 5, and 6, Party B shall have the right to take all of the following measures pursuant to Baidu policies or requirements:

(1) Immediately cease all promotional activities of Party A;

(2) Not to return the deposit paid by Party A;

(3) Request Party A to return all concessional payments received hereunder (specific amount shall be subject to Baidu’s back-office data);

(4) Unilaterally or jointly apply other terms regarding default agreed by the parties in the original contract;

(5) Unilateral terminate this Contract; or

(6) Indemnify Party B for any and all losses.

VII. Account and order requirements within the framework

1. The account corresponding to all orders under the framework must be the account of Party A corresponding to the framework.

2. The accounts involved in corresponding orders shall be bundled to Party A’s framework as soon as such framework incurs expenditures. For any account, one and only one framework can be bundled therewith and, before the termination, end or expiry of the framework, the account shall not cancel or change the bundling relations with the framework. If any account is closed due to the fact that the same entity of Party A has multiple accounts which are used under various framework contracts, Party A shall be held liable for default under the Contract.

3. Party A must cancel the cash safety deposit box function of all accounts within the framework prior to submitting to Baidu system for contract approval, or the framework contract cannot be signed.

4. Within one months prior to the expiry of framework contract, the aggregate balance of all product orders eligible for framework rebates shall not exceed 15% of the framework target balance.

VIII. End client requirements within the framework

1. One end client can add up the price of framework contracts signed by varying agent companies to receive the concession level corresponding to the sum total of framework balance. However, the multiple framework contracts under which such end client receives such concession at various agent companies must be submitted at the same time and the start and end time of the multiple frameworks must be consistent.

2. Multiple end clients shall not share the same framework contract, unless it is jointly executed by a group of affiliates.

IX. Term of payment for contracts under framework

1. The parties agree to monthly settlement of the promotion balance top-up or order placed in the previous month. That is, the parties shall settle the payment of previous month by the 10th of the current month, and Party A shall pay to Party B monthly payments for promotional balance top-up or order placed in the previous month by the 30th of each month. For any delayed payment by Party A, Party B shall have the right to suspend all execution until payment.

2. Party A shall not refuse or delay payment to Party B or shall be held liable for default under this Contract. Party A shall pay to Party B a penalty of 0.5% for any payment overdue for each day the payment remains outstanding.

X. Status of this framework contract

1. This framework contract is a basic contract signed by and between the parties. All terms and conditions and appendices hereof shall be binding on the individual contracts or execution orders under this framework subsequently signed by the parties.

2. In the event that the specific provisions involved in the individual contracts or execution orders hereunder are not reflected herein, such individual contract or execution order shall prevail.

3.              Upon this framework coming into effect, if either Party changes or early terminates the online promotion contents involved in the individual contract or execution order under the framework (including but not limited to payments), the parties shall, upon agreeing through negotiation, sign a separate letter of confirmation.

XI. Statements, representations and warranties

Each of the Parties make the following statements, representations and warranties to the other Party:

(1)         It has the right to enter into this Contract and is capable to perform the obligations hereunder.

(2)         It is qualified for cooperation hereunder and such cooperation complies with its scope of business.

(3) The agreement signed by it complies with the valid laws and regulations currently in force and does not infringe upon the lawful interests of any third parties.

(4) Unless otherwise provided herein, the execution hereof and the performance of the provisions herein shall not result in the violation, cancellation or termination of any terms and conditions of any agreements, representations or other formal documents, or constitute defaults under any agreements, representations or other formal documents; nor shall it violate any laws or any regulations of any administrative bodies or government agencies, or any judgment, decree or ruling of any court, administrative bodies or government agencies that have a material impact on business operations.

XII. Miscellaneous

1.              This Contract is entered into in duplicates and the Parties shall each retain one counterpart , each of which has the same legal effect and force.

2. The term of this Contract shall be from January 1, 2017 until December 31, 2017. Party A accepts that Baidu shall reserve the right of adjusting the location, price and form of display of online promotions at any time within the term hereof and the individual contracts or execution orders under the framework signed by the parties and commenced shall be performed in accordance with the specific agreements of the individual contract or execution order and the provisions of General Provisions of Baidu KA Online Promotion Services.

3. The Parties agree that authorized representatives Ye Daqing (email addresses: dy@rong360,com, davidye@ronfi360.com, da y@yahoo.com), and Shan Dan (email address: shandan@rong360.com) shall be appointed as point of contact for the project within the term hereof. Party A agrees that the execution orders confirmed with the signature, e-signature or email of either of its authorized representatives shall constitute valid legal document under the framework as agreed herein and shall be performed pursuant to the terms hereof and the provisions of General Provisions of Baidu KA Online Promotion Services. In the event of any changes to Party A’s authorized representative, Party A shall immediately inform Party B in writing and be held liable for any consequences from failure to do so.

4. During the performance hereof, Party A shall not cause any real or potential damage or conflict to the interests, prestige and brand image of Party B, Baidu and the affiliates of Party B and Baidu, including, without limitation, Party A and its employees criticizing, slandering Baidu via oral or written remarks or statements that are made publicly available or cause adverse impact on Baidu’s reputation in other ways, or Party B shall have the right to terminate this Contract or Baidu’s promotion services at any time and withhold the framework deposit paid by Party A.

5. In the event of Party A’s violation of the provisions of this Contract, the General Provisions or Baidu’s promotional policies, as a result of which its website or key words are de-listed by Baidu or its account is shut down, resulting in its inability to meet the framework target, Party A shall be solely responsible for all liabilities.

6. Special reminder: this Framework Contract is only valid when signed and accepted in conjunction with General Provisions of Baidu KA Online Promotion Services. Party A warrants that it has read and understood the foregoing documents; if Party A does not agree to this Framework Contract, General Provisions of Baidu KA Online Promotion Services and Baidu’s promotional policies, Party A shall immediately ask to terminate Baidu’s promotion services. Party A shall be deemed to have agreed and accepted this section if it does not immediately ask to terminate and continues to receive this service.

(No text below)

Party A: (seal) Beijing Ronglian Shiji Information Technology Co., Ltd. /seal/	Party B: Beijing Wushuang Technology Co., Ltd. (seal)/seal/

Telephone:	Telephone:

Fax:	Fax:

Account bank:	Account bank: East 3rd ring sub-branch, China Merchants Bank

Account No.:	Account No.: 110909987070601

Authorized representative:	Authorized representative:

Title:	Title:

Signature:	Signature:

Date:	Date:

Appendix 1:

General Provisions of Baidu KA Online Promotion Services

General Provisions of Baidu KA Online Promotion Services (“General Provisions”) is the fundamental terms of Baidu’s online promotion services. Party A agrees to adhere to this General Provisions when conducting online promotions on Baidu’s website and/or other sites agreed by the parties. This General Provisions and the individual contracts and all appendices under the Baidu KA Online Promotion Service Framework Contract, Online Release Services Contract, and Online Promotion Services Contract constitute an entire contract (“this contract”) and shall be binding on both Party A and Baidu.

I.                                        Applicable terms for results-oriented product (i.e., “Baidu dynamic matching service”)

“Applicable terms for results-oriented product” refers to the basic terms applicable to results-oriented products. (If Party A does not choose to purchase Baidu’s results-oriented products, the terms and conditions under this section shall not apply to Party A.)

I. Definition and terms of service

1. Results-oriented product: PC PhoenixNest, knowledge marketing-CPC, wireless PhoenixNest, web alliance, DSP placement service-bidding deals, original business promotion-bidding.

2. Valid click: refers to web users clicking on Party A’s promotional information to immediately generate a link to Party A’s site. Given that the speed at which Party A’s promotional web page is opened is controlled by Party A itself, the parties confirm that web users clicking once on Party A’s promotional information to generate a link to its site shall be considered completing one valid click. Web users waiting for all such promotional web pages to open is not used to qualify valid clicks.

3. Daily maximum spending: refers to the maximum amount Party A is eligible to receive per day to ensure Party A’s promotional information is displayed daily within the placement duration as agreed in the contract. If daily spending reaches such limit, promotional activities for the day shall cease and promotion service shall resume on the next day within such limit. If the exact placement time slots are provided, the placement time slot shall be an approximate number estimated by the parties.

4. Terms of promotion: Party A shall be eligible to results-oriented product service upon confirming promotion fee with Baidu and the website information released by it being recognized by Baidu, as follows:

1) Information on the site promoted by Party A shall appear on Baidu website-related pages and/or affiliate site pages;

2) Party A shall work with Baidu pursuant to the terms and contract price agreed, or cooperate in promotions based on the term of cooperation agreed at fixed click fee;

3) For every click by web users on information submitted by Party A, the system shall automatically document one click fee. The price of each click shall be agreed as per Baidu’s ranking system rules, capped at the optimal click price agreed with Party A;

4) Party A may adjust the price per click of key words submitted at any time. Party A may, at any time, revise the website information submitted or adjust the daily maximum spending on the key words submitted. Any changes by Party A is only valid upon review and approval by Baidu’s system.

II. Confirmation and acceptance of the Applicable Terms to Results-Oriented Products

1.              Party A must fully agree to all contents and service terms published by Baidu on www.baidu.com and http://trust.baidu.com/agreement.htinl and fulfill the registration formality to become an official user of results-oriented product or be permitted to use such service. (To further enhance the marketing environment for honest searching and safeguard the rights and interests of web users and clients, Baidu has launched a client reputation assessment campaign. See detailed agreements at http://trust.baidu.com/agreement.html. If Party A’s level of reputation within the term of framework contract is lower than Baidu’s required level, then its promotional spending during such period shall not be counted towards the balance of Baidu promotion, and the promotional spending during such period shall not be eligible to rebates or discounts. Baidu has the right to adjust reputation assessment standards and its reputation requirements for Party A at any time).

2.              Baidu has the right to calculate and adjust clients’ reputation V grade based on its certification policy, promotion policy, reputation policy, alliance policy, past performance of client accounts, client’s safeguard intent, web users’ comments on client sites, among others.

3.              Party A agrees to adhere to the assessment standards of Baidu’s client credit rating system (Credit 100). Baidu has the right to impose punishment on clients whose credit growth value falls below a certain value due to violation of state laws and regulations, Baidu’s approval policies, reputation policies (including, without limitation, raising the cost of promotion, restricting the location and time of display of promotional information, immediately suspending or terminating promotional services without refund), Party A is expected to check detailed rules from its account and Baidu website (www.baidu.com) and back-office account.

4.  Party A’s purchase of results-oriented products shall be deemed acceptance of the Applicable Terms of Results-Oriented Products in its entirety and all service terms and conditions published on www.baidu.com.

III. Defined key words and material requirements

1. Key words: the name of key words shall be confirmed and submitted by Party A itself. In the course of placement, Party A may add or delete key words based on actual placement results. Any added key words only become valid upon review and approval by Baidu’s system. For any key words and promotional pages which fail in Baidu’s system review, Party A shall re-submit acceptable key words and promotional pages.

2. Promotional material: the promotional material provided by Party A shall be submitted within three business days prior to the promotion. In the course of promotion, Party A may change the details of materials but all materials shall comply with the inspection rules made by Baidu.

3. If and when the correlation of the materials provided by Party A is insufficient, resulting in excessively low click rates on the key word and subsequent automatic de-listing, Party A shall not be held liable for default for the duration of de-listing. And Party A is obligated to re-list the key word upon changing the title and description. If Party A explicitly declines to revise the key words, title and description, as a result of which re-listing cannot be done and the placement balance is not used up, the unused placement balance shall be applied in the method chosen by Party A in the “adjustment of placement time slots” of the corresponding individual contract under this framework. But if Party A’s choice is not feasible, Baidu shall have the right to choose an appropriate form of promotion until the balance is used up.

(NOTE: click rate is an automatic judgment done by Baidu’s system on the correlation of key words submitted by Party A. The system checks the click details of Party A’s key words on a daily basis and automatically de-lists any key words with excessively low click rates on the day at 00:00, and sends an alert to Party A that the correlation of such key word, title and description is overly low).

II.                                   Applicable terms for non-results-oriented product

“Applicable terms for non-results-oriented products” refers to the basic terms and conditions applicable to other online promotion products of Baidu other than the results-oriented products.

(If Party A does not choose to purchase non-results-oriented products, the terms and conditions in this section shall not apply to both parties.)

Production and release of promotion contents

1. The creative idea of promotional contents designed by Party A based on the rules of Baidu website shall be subject to inspection in Baidu’s system and Party A warrants that it has the right to release such promotional contents.

2. Party A shall provide all promotional contents to Baidu via email at least three business days prior to the release of promotional contents (including, without limitation, the promotional content material and the page linked to the material). Baidu shall not be held liable for any delays or non-execution of promotional content releases resulted from Party A’s failure to provide promotional contents as scheduled herein.

3. Party A shall have the right to change the materials based on specific product requirements within the term of the contract.

4. The promotional content material provided by Party A (refers to the texts, images or combination of the two displayed on Baidu website or other agreed sites with links, as confirmed by Party A, when a web user clicks such link, it will access the site chosen by Party A) or promotional page (including the key words or promotional pages submitted for search promotion service) shall comply with Baidu material inspection standards and pass the inspection in Baidu system. If and when the promotional content materials provided by Party A fail to pass Baidu’s inspection, Party A shall be obligated to change acceptable materials that comply with Baidu’s requirements. If and when the promotional content materials provided by Party A is detrimental to Baidu website due to non-compliance with Baidu’s material inspection standards, Baidu shall have the right to immediately suspend the release of promotional contents and Party A shall indemnify any damages suffered by Baidu. If complains are filed by web users against the promotional contents already launched on grounds of impacting user experience, then, upon evaluation by Baidu’s inspection division, Baidu shall have the right to require Party A to change the material immediately; if Party A fails to change the materials within 12 hours, Baidu will de-list the same; and if Party A still refuses to change the materials after de-listing, Baidu shall have the right to terminate this Contract.

5. Party A’s material contents shall not cause potential safety damages to user information and Baidu safety information (including, without limitation, dynamically sending online requests), or Baidu shall have the right to suspend Party A’s placement and any adverse consequences shall be the sole responsibility of Party A.

III.                              General Provisions of Baidu online promotion services

“General Provisions of Baidu online promotion services” refer to the General Provisions applicable to “results-oriented products” and “non-results-oriented products”.

I. Payment

1. Party A’s payables shall be transferred to Baidu’s designated account within the time set out in the individual contracts under this framework; Baidu shall submit invoice/fapiao of the same amount upon receipt of the payment.

2. Fee renewal and scheduling changes: if Party A decides to renew its fee payment or change schedules prior to the expiry of individual promotion contracts, it shall send to Baidu a Renewal Confirmation Letter, Change Agreement, or Supplemental Agreement to obtain Baidu’s approval; the Renewal Confirmation Letter, Change Agreement, or Supplemental Agreement Party A produces to Baidu can be any of the following:

1) Confirmation email for fee renewal, change or supplemental agreements sent from the email address of Party A’s point of contact as set out at the beginning of the individual contracts under this framework contract or framework;

2) Fax with the official seal or contract seal of Party A affixed thereunto;

3) Original document with the official seal or contract seal of Party affixed thereunto.

The Fee Renewal Confirmation Letter produced by Party A shall set out the agreed amount of renewal and the expected time of clearance. Based on the principles of equality, the parties confirm that Baidu may inform Party A that it no longer accepts renewal upon receiving Party A’s Fee Renewal Confirmation Letter or in advance if it changes the presentation format and other features of Baidu online promotion.

3. If Party A’s payables are overdue for over 5 business days, Baidu shall have the right to: 1) terminate this Contract and this Contract shall be terminated from the date Baidu sends notice of termination and the parties shall settle the account based on the actual length of performance, and/or 2) de-list other promotional contents of Party A’s in its entirety until payment, and any damages so caused shall be the sole responsibility of Party A. In addition, Party A’s rights from this Framework Contract and the individual contracts and the related contracts signed with clients shall be automatically transferred to Baidu and Baidu shall be entitled to collecting the contract price from clients directly, and Party A shall be obligated to inform the clients of the transfer of contract rights; in which case the clients shall have a contractual relationship with Baidu and shall not be considered violating their contracts with Party A.

4. Any taxes charged by the authorities in accordance with law arising from the execution hereof shall be paid by the parties.

5. Unless otherwise agreed by the parties, all payments hereunder shall be made in Chinese Yuan.

II. Warranties of the parties

1. Either Party has the right to sign this Contract and has obtained all permissions and authorizations required to perform this Contract.

2. The signing hereof by either Party shall not constitute a conflict of interest with any third party.

3. During the term hereof, if either Party merges with or is acquired by a third party, the new entity shall continue to perform the outstanding obligations of such Party under this Contract.

III. Changes or termination

1. Unless otherwise stipulated herein, if either Party is in material breach of any terms hereof and fails to rectify its behavior within 15 days of the other Party sending a written notice, the other Party shall have the right to terminate this Contract and this Contract shall be terminated from the day such Party sends the notice of termination.

2. If either Party files application for bankruptcy or liquidation, the other Party shall have the right to terminate this Contract and this Contract shall be terminated from the day such Party sends the notice. If Party A files application for bankruptcy or liquidation, Party B shall have priority of compensation for its creditor’s rights hereunder.

3. For the valid individual contracts under this framework, Baidu may revise promotion schedule due to website adjustment or policy changes, provided that it must inform Party A three business days in advance. If Party A objects to Baidu’s revisions, it shall have the right to terminate the Contract and the Parties shall settle the account based on performance progress.

4. The Parties confirm that, for the valid individual contracts under this framework, Baidu shall have the right to adjust form of promotions based on the revision of webpage contents or product revisions (including, without limitation, changes to promotion spot, layout, price and other elements and de-listing products), the Parties shall implement the adjusted form of promotion.

IV. Legality and appropriateness of promotion contents

1. Party A warrants that the web address and websites it promotes do not contain any contents in violation of the laws and regulations of the People’s Republic of China (“China”; if Party A purchases Baidu’s global promotion product, non-violation of the laws and policies of the destination/host country shall be guaranteed, same hereinafter) and international treaties China acknowledges or is a party thereto, including, without limitation, contents that damage national security, are of obscene or pornographic nature, false, illegal, constitute slander, threat or harassment, infringe the intellectual properties, human rights or other lawful rights and interests of others and in violation of public order and decency, or links that point to such contents; Party A warrants that the websites and web addresses it promotes on Baidu website or agreed sites (including the websites and web addresses promoted for clients) are authentic and it has obtained the legally valid authorization of the owner of the site and no false or inferior information that deceives or damages the rights and interests of consumers exists, and it has been qualified as per the state laws, regulations or protocols; Party A warrants that the products and/or services it promotes comply with the quality standards of the state and industry and have received the relevant administrative approvals; Party A warrants that the products and/or services sold on the websites it promotes are lawfully produced, processed and made by itself or obtained from legal channels; Party A warrants that the promotion contents it releases on Baidu’s website or agreed sites (including, without limitation, promotion material and sites redirected from the material) comply with all applicable laws, regulations, ordinances, binding policies and Baidu’s material inspection standards and do not infringe upon the intellectual properties, human rights or other lawful rights or interests of any third party; Party A warrants the consistency and correlation between the texts, images, links, the sites redirected from the links involved in the promotion contents it releases and the general effect of the promotion will not be misconstrued by consumers; Party A warrants to submit to Baidu certificates related to the promotion contents within the timeframe required by Baidu, including, without limitation, trademark certificates or authorization documents, copyright certificates or authorization documents, right of portrait authorization proof, approval file number, inspection report and other evidence materials used to prove the authenticity, legality and validity of its promotion contents; Party A warrants to comply with the laws and regulations of China when providing, selecting, adding and changing key words, and that there is correlation with the promotion content it releases; Party A warrants not to engage in any illegal or fraudulent behaviors in the course of promoting on Baidu website or agreed sites to increase the click rate of the site or obtain any improper deal opportunities.

2. Party A shall be solely responsible for any legal consequences from Party A’s violation of clause 1 hereunder or infringing upon the lawful rights and interests of a third party. If Baidu makes any payment from its own funds as a result thereof (including, without limitation, any indemnity, attorney’s fee, litigation costs, travel expenses under judgment, administrative punishment, settlement or mediation), Party A shall compensate Baidu within five business days of payment or pay a penalty at 0.5% for every day the compensation is overdue.

3. In the event that judicial authorities or law enforcement agencies decide Party A’s promotion contents (including, without limitation, website, web address, material content) violate the provisions of laws and regulations and/or clause 1 hereunder; or third-party evidence exists pointing to the infringement of its lawful rights and interests by the website, web address and contents promoted by Party A, and Party A fails to produce counter evidence, Baidu shall have the right to suspend the provision of online promotion service at any time (including, without limitation, suspending account, de-listing materials), or opt for terminating this contract. If Baidu chooses to terminate this Contract, this Contract shall be terminated from the day Baidu sends Party A notice of termination and payments made by Party A shall not be refunded. Any outstanding payment shall be made by Party A as set out herein.

4. If Party A is not the promoting entity, Party A’s obligations for the legality and appropriateness of promotion contents (including, without limitation, promotion material, sites redirected from the material) shall apply to the promoting entity. Promotion websites and web addresses promoted by Party A, as mentioned in the previous clause, refer to the websites and web addresses of the promotion entity. Party A represents that it has obtained the promoting entity’s covenants of adhering to the provisions hereunder before signing the individual contracts under this framework, upon this Contract coming into effect and, in the event of the promoting entity’s failure of adhering to this clause, Baidu shall have the right to notify Party A and exercise the rights over Party A pursuant to the provisions hereof (including measures that might affect the website of promotion entity).

V. Confidentiality

1. Party A and Baidu are both obligated to keep confidential and refrain from disclosing or revealing to any third party any information on the contents hereunder and the trade secrets of the other party obtained for the performance hereof, except for mandatory disclosures made to authorities (e.g., law enforcement agencies, security exchanges) in accordance with laws.

2. Trade secrets generally include the business data, client lists, technical files, software programs, financial and other business materials that would generate interest or impact on either Party that now or will be owned by such party.

3. Confidentiality clause shall survive the invalidity, termination, early termination or non-enforceability hereof.

4. Each Party’s confidentiality obligations shall survive the expiry hereof until the other Party agrees to release it from such obligations or the violation of confidentiality will not result in damages of any form to the other party.

VI. Intellectual properties

1. The Parties represent that they are entitled to lawful rights (such as intellectual properties) over the contents, materials, information and documents provided hereunder and shall not or will not infringe upon the lawful rights of the other Party.

2. All products, technologies and the intellectual properties of all programs developed and provided by Baidu in the provision of services shall belong to Baidu (including, without limitation, copyright, trademark, patent, business information) and Baidu does not grant Party A the ownership thereof, that is, Party A shall not obtain any intellectual properties and related rights of Baidu for signing this Contract.

3. Without permission from Baidu, Party A shall not, or engage others to, use  (including, without limitation, copy, disseminate, display, mirror, upload, download in illegal means) or affect through unconventional means (e.g., malicious interference of Baidu data) Baidu’s regular services  , and shall not automatically access Baidu’s data with software programs.

4. This clause shall survive the invalidity, terimation, early termination, expiry or non-enforceability hereof.

VII. Force majeure

1. In the event that this Contract is incapable or delayed to be performed due to force majeure as confirmed by the Parties, either Party may suspend the performance hereof but shall inform the other Party within two business days and submit details and valid proof of such force majeure incident within 15 days.

If the foregoing force majeure persists and its impact is not eliminated within 30 days, and the Parties fail to agree on changing this Contract, then either Party shall have the right to terminate this Contract and this Contract shall be terminated from the day one Party sends notice of termination to the other Party, and the Parties shall settle the account based on the actual release time of promotion contents.

2. “Force majeure” refers to events the Parties have no reasonable control, cannot foresee or avoid upon foreseeing, that rendered either Party’s performance of all or part of its obligations hereunder impossible. Such events include but not limited to government acts, policy changes, earthquakes, typhoons, floods, fires or other natural disasters, wars or any other similar incidents. Given the peculiarities of the internet, force majeure shall include but not limited to the following incidents where the normal operation of the internet is affected:

Attacker by hackers;

Material impact caused by technical adjustments by telecommunication departments;

Temporary shutdown caused by government control;

Viruses;

Technical failure beyond control.

3. The defaulting Party shall not be absolved of its liabilities in the event of force majeure after its act of default.

VIII. Liabilities for breach

1. For the individual contracts under this framework for which specific placement dates have been agreed upon, if Party A proposes to change schedule, it shall apply to Baidu in writing five business days in advance; if Party A fails to apply in writing five business days prior to the start date of placement, Baidu shall proceed with placement as per the original placement date agreed in such individual contract and start arranging for change of schedule from the sixth business day from its receipt of Party A’s written notice, and Party A shall cover the promotional fee during such period. If change of schedule is unnecessary by such time, Baidu shall proceed with placement as per the original placement date agreed in such individual contract until the end.

2. If malicious codes exist in the materials provided by Party A (including, without limitation, malicious pop-up ad window codes) but Baidu fails to discover in its inspection but discover in the course of promotion placement, Baidu will cease its promotion services to Party A and Party A shall be liable for a penalty at 50% the total contract price. If such penalty is insufficient to cover the damages so caused to Baidu, Party A shall make up for the difference.

3. If the client’s Baidu V-plus account has its V addition cancelled during the term of Online Release Services Contract, Baidu shall have the right to cease all promotion for the client without being held liable for any default.

4. If the promotion product chosen by the client has a conflict with the other products or services the client chooses to use with Baidu (including, without limitation, conflicts between varying products or services resulted from the client choosing the same key word for various products or services), the promotion product placed by the client shall no longer be displayed on Baidu website or sites agreed by the parties and Baidu shall not be held liable for any default.

5. In any event, total indemnity paid by Baidu for damages caused to Party A due to its violation hereof shall not exceed 20% of the contract price. If no specific amount is agreed in the contract, the amount in the renewal confirmation letter currently in effect shall prevail.

6. In the event of a Party’s material violation of its obligations hereunder, the non-defaulting Party shall be relieved of its obligations hereunder.

7. For any fee or costs or additional liabilities incurred by the non-defaulting Party for violation hereof by the defaulting Party, or any damages (except for profit loss or other incidental damages), the defaulting Party shall indemnify the non-defaulting Party for such fee, cost, liability or damages (including interests paid or payable).

8. If any of the events contemplated in following items 1), 2), 3), 5), or 6) applies to the promotion contents released by Party A (including, without limitation, material,

sites redirected from material links), Baidu may suspend promotion for Party A and inform Party A; provided, however, that if Party A fails to rectify within one business day from receipt of notice, Baidu shall have the right to terminate this Contract and this Contract shall be terminated from the day Baidu sends notice of termination to Party A; in the event contemplated under following items 4), 7), or 8), Baidu may directly cease to release Party A’s promotion and inform Party A of the termination hereof. If Baidu terminates partnership in the foregoing circumstances, Party A shall indemnify Baidu against all damages so caused.

1) Party A’s promotion sites cannot be accessed for whatever reason;

2) Inconsistency between the nature of Party A’s site and promotion contents due to Party A’s revision of website contents;

3) Any forcible acts exist in any form on any page of the site promoted by Party A to set the page in question as home page (including, without limitation, pop-up front page set-up window, pop-up front page set-up window where the cursor stops);

4) Sites promoted by Party A is found to include viruses by anti-virus software;

5) Any pop-up windows exist in sites promoted by Party A;

6) Plug-ins exist in sites promoted by Party A;

7) More than one 300*300 pixel pop-up window exists in the site promoted by Party A, including, without limitation, chain pop-up windows;

8) Any automatically pop-up page, window exists in the materials provided by Party A or any page or window pops up without the user clicking on the material for reasons on the part of Party A.

IX. Dispute resolution

1. The execution, commencement, performance and dispute resolution hereof shall be governed by the laws of the People’s Republic of China.

2. Any disputes arising out of the execution hereof or in connection herewith shall be resolved through amicable negotiations, failing which the dispute shall be referred to people’s court with jurisdiction where Baidu is domiciled to be resolved through litigation.

X. Miscellaneous

1. If either Party needs to transfer its rights or obligations to others, consent from the other Party shall be obtained and a three-party agreement shall be entered into. Baidu may transfer part or all of this contract to its affiliate without Party A’s consent by sending Party A a written notice. This Contract shall be binding on the successors and permitted assigns of both parties.

2. This Contract constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all previous oral and written recommendations, negotiations, statements, representations, written documents or all other information between the Parties. Except with an official document signed by the authorized representatives of both Parties, this Contract shall not be terminated, abolished, supplemented, construed, amended or changed in any way.

3. This General Provisions stipulates the remaining terms other than the promotion services agreed by the parties in Baidu KA Online Promotion Service Framework Contract and the individual contracts under the framework and constitutes the basic principles by which the parties conclude this deal. This General Provisions shall come into effect upon being sealed with official chop in conjunction with Baidu KA Online Promotion Service Framework Contract and the individual contracts under the framework and have the same legal effect and force.

4. Baidu reserves the right to interpret product policies, product rules and material inspection rules to the extent permitted by law.

5. Notice:

1) Unless the changes are informed in writing in advance, all notices and correspondences shall be sent to the correspondence addresses set out in the beginning of the individual contracts hereunder.

2) If the notices and correspondences are sent via email, the date of notice receipt shall be the time the mail enters the email system designated by the recipient; if the notices and correspondences are sent by fax, the date of notice receipt shall be the time indicated in the fax delivery records and, if the time at which the fax is sent is after 17:00 on the day or falls on a non-working day, the date of fax receipt shall be the next business day of the recipient; if the notices and correspondences are sent via courier (including express delivery) or certified mail, the date of notice receipt shall be the fifth day from the day the sender places the mail into the care of the courier provider; if the recipient is notified in multiple ways, the date of receipt shall be the earliest one.

Appendix 2: Framework Undertaking Letter

Beijing Wushuang Technology Co., Ltd.,

Our company (“we”) hereby make the following covenants with respect to signing the Baidu KA Online Promotion Service Framework Contract (2017) with you:

1. We have read all of the terms and conditions in the contract and agree to perform all rights and obligations contemplated therein. We agree to perform the rights and obligations agreed in the framework contract and in this Undertaking letter and be held liable for any default.

2.              We have not withheld any information: at the time of signing the framework contract, we have truthfully informed you of the previous accounts we and all of our affiliates have opened with Baidu. In the event of our failure to inform such information and such failure leads to entering into this framework contract, you shall have the right to hold us liable for breach of this Contract.

Previous accounts we and all of our affiliates have opened with Baidu are as follows:

The account                             opened with Beijing Wushuang Technology Co., Ltd. in Beijing in 2012 by             .

(Write: we have never opened an account with Baidu or opened an account in 20XX in XXXX (location) with Baidu headquarters, agent XXX or Baidu’s branch XXX)

Affiliates include: parent company, subsidiaries, business entities that meeting one of the following conditions (including, without limitation, corporation, partner organization, wholly individual-owned enterprise, joint-stock enterprise, individual merchant) shall also be considered an affiliate:

(1)         Directly or indirectly invested, owned or controlled in other ways by the same body corporate/natural person, along with the end promotion client;

(2)         Directly or indirectly co-founded or controlled the same business entity with the end promotion client through investment, holding stakes or other means;

(3)         Other business entity in which any shareholder, director, legal representative, general manager or its deputy, supervisor, head or deputy of finance, head or deputy of sales, or other managerial personnel of the end promotion client holds a role of director, supervisor or legal representative or serves as its shareholder.

3. We confirm that the promotion contents on web pages submitted by us for framework registration are consistent with the subsequent and actual promotion contents and acknowledges the industry classification by Baidu based on the registered web pages, and shall not revise promotion contents without permission within the term of the framework contract or split the framework targets between us and other entities.

4. We undertake to adhere to the following agreements:

(1)         For entity clients, all website landing pages under the framework contract shall be promoted as follows:

1)             All websites within the framework promote one product or service only;

2)             If and when all websites within the framework promote two or more products or services, all of its products or services of our company must be promoted (we shall have ownership over the trademark registration certificate of the brands corresponding such products or services).

(2)             For platform clients, all website landing pages under the framework contract shall be promoted in either of the following ways: compliance direct promotion page: platform logo and site names shall be displayed in fonts larger than other parts of the landing page in a prominent location for all websites under the framework contract (usually the top left corner). And only one telephone number or means of communication can exist in the direct promotion page and such telephone number and means of communication must be consistent with those displayed in any other direct promotion page. If such telephone number is a 400 or 800 service number, no extension number shall be given and the persons answering the call must be service staff at Party A’s platform: no contact details of third-party clients shall appear inside the direct promotion page (including, without limitation, telephone number, QQ, Business Link, Business Bridge and other communication instruments) and contact windows.

If and when more than one platform website is promoted (judged by multiple logos and platform site names existing on sites within the framework), all platform sites promoted by us must be owned by us and the following conditions shall be met: the logo of our platform is consistent with the platform site name, and we shall provide you with the trademark registration certificate of such logo and site name and we are the owner of such trademark registration certificates.

Compliance pages: our promotion sites shall include the front page or classification pages of platform websites where the platform logo, platform site name, contact details must be displayed and the quantity of unrepeated products or services on the page shall not be lower than 20  (inclusive) and the dimensions of display of varying products or services shall be comparable; third-party contents shall include brief introductions only and shall not include contact details of such third party  (including, without limitation, telephone number, QQ, Business Link, Business Bridge and other communication instruments) and contact windows.

1)             The format of landing page shall be limited to indexes, lists or a brief introduction only and no featured introductions on any one or more products or services shall appear in the landing page. The format of landing page shall be limited to the following only:

No product introduction shall appear (other than indexed directory)
Product A (brief intro.)	Product B (brief intro.)	Product C (brief intro.)	Product D (brief intro.)
Product E (brief intro.)	Product F (brief intro.)	Product G (brief intro.)	Product H (brief intro.)
Product I (brief intro.)	Product J (brief intro.)	Product K (brief intro.)	Product L (brief intro.)
Product M (brief intro.)	Product N (brief intro.)	Product 0 (brief intro.)	Product P (brief intro.)
Product Q (brief intro.)	Product R (brief intro.)	Product S (brief intro.)	Product T (brief intro.)
No product introduction shall appear (other than indexed directory) and brief introduction shall not include contact details, addresses and product details

2)             Introduction to all products or services on the landing page shall be displayed in a form of uniform dimensions and the color and font of text and size of images shall be consistent. We will not highlight any one product or service in any way. Except for texts in the indexed directory, no product or service introduction shall appear at the top and bottom of the page.

3)             If and when more than one platform website is promoted (judged by multiple logos and platform site names existing on sites within the framework), all platform sites promoted by us must be owned by the end client and the following conditions shall be met: the logo of our platform is consistent with the platform site name, and we shall provide Party A with the trademark registration certificate of such logo and site name and we are the owner of such trademark registration certificates.

4)             If and when the landing page is unable to comply with the foregoing provisions, we shall provide the trademark registration certificate of all products or services involved in the page and we shall be the owner of such certificates.

4.              Any violation by us of all the foregoing terms and conditions shall be deemed a material breach.

Beijing Ronglian Shiji Information Technology Co., Ltd./seal/

January 1, 2017